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                                   EXHIBIT 11
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                                                                      EXHIBIT 11
                     ARCADIAN CORPORATION AND SUBSIDIARIES

              COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE(A) (DOLLARS IN THOUSANDS EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                         YEARS ENDED DECEMBER 31,
                                               --------------------------------------------
                                                  1995             1994             1993
                                               ----------       ----------       ----------
Net income...................................  $   88,250       $    9,993       $    2,481
Less:
  Preferred stock dividends..................          --           (1,121)(d)       (5,397)(d)
  Accretion of discount on preferred stock...          --              (29)(d)         (166)(d)
                                               -----------      -----------      -----------
          Net income (loss) applicable to
            common shares....................  $   88,250       $    8,843       $   (3,082)
                                               ===========      ===========      ===========
Primary:
Weighted average common and common equivalent
  shares outstanding:
  Weighted average common shares
     outstanding.............................  20,918,465       13,999,359       12,915,906
  Dilution from assumed exercise of warrants
     and options and assumed conversion of
     Series A Preferred Stock................   7,757,637(b)     2,149,227               --(e)
                                               -----------      -----------      -----------
  Weighted average common and common
     equivalent shares outstanding...........  28,676,102       16,148,586       12,915,906
                                               ===========      ===========      ===========
          Net income (loss) per common
            share............................  $     3.08       $     0.55       $    (0.24)
                                               ===========      ===========      ===========
Fully Diluted(c):
Weighted average common and common equivalent
  shares outstanding:
  Weighted average common shares
     outstanding.............................  20,918,465       13,999,359       12,915,906
  Dilution from assumed exercise of warrants
     and options and assumed conversion of
     Series A Preferred Stock................   7,951,081(b)     2,149,227               --(e)
                                               -----------      -----------      -----------
  Weighted average common and common
     equivalent shares outstanding...........  28,869,546       16,148,586       12,915,906
                                               ===========      ===========      ===========
          Net income (loss) per common
            share............................  $     3.06       $     0.55       $    (0.24)
                                               ===========      ===========      ===========

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(a) On March 10, 1995 the Board of Directors approved a 3-for-1 stock split of the Corporation's Common Stock (to be effected as a stock dividend). Retroactive effect for this stock split has been given to all Common Stock share and per share amounts for all periods presented herein.

(b) For purposes of computing 1995 net income per common share, the conversion of 13,812,500 shares of Series A Preferred Stock, which are assumed to be common stock equivalents because of the mandatory conversion feature, is assumed when such conversion is dilutive. If such conversion is antidilutive, the conversion of such shares is not assumed, and net income applicable to common shares is therefore reduced by dividends on the Series A Preferred Stock. The assumed conversion of the Series A Preferred Stock had a dilutive effect in 1995.

(c) Net income per common share -- fully diluted is set forth herein in accordance with Item 601 of Regulation S-K. The additional dilution arising in the fully diluted calculation is not material (less than 3%); therefore, fully diluted net income per common share is not disclosed in the statement of operations.

(d) Prior to the exchange by the Corporation of the Exchange Debentures for the Series B Preferred Stock on March 15, 1994, net income applicable to common shares is reduced by dividends and discount accretion associated with the Series B Preferred Stock.

(e) Due to the net loss applicable to common shares, the assumed exercise of warrants and options to purchase common stock have an antidilutive effect and have not been included in the weighted average number of common shares.